FOR IMMEDIATE RELEASE	EXHIBIT 99.1
Contact:

Adolor Corporation	Sam Brown Inc. (media)
Lizanne Wentz	Mike Beyer (773) 463-4211
Corporate Communications
(484) 595-1500

Adolor Provides Regulatory Update on Entereg® (alvimopan)

Exton, PA – May 9, 2008 – Adolor Corporation (Nasdaq: ADLR) announced today that the U.S. Food and Drug Administration (FDA) has communicated to the company that it will not be issuing an action letter on the NDA for Entereg® (alvimopan) for postoperative ileus by May 10, 2008, the scheduled PDUFA date. The FDA did not provide a specific date, but informed the company that it expects to issue the action letter shortly.

Adolor is seeking marketing approval of Entereg for the proposed indication to accelerate upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.

About Adolor Corporation

Adolor Corporation (Nasdaq:ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Adolor has two lead product candidates in development: ENTEREG® (alvimopan) for the management of the gastrointestinal side effects associated with opioid use; and, novel Delta opioid receptor agonists for a variety of pain indications. Adolor and GlaxoSmithKline are collaborating in the worldwide development and commercialization of ENTEREG in multiple indications. Adolor and Pfizer are collaborating in the worldwide development and commercialization of two Delta agonists for pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain.

By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not receive regulatory approval of ENTEREG ® (alvimopan) for POI, OBD, or any other indication; the risk that the PDUFA date extended to May 10, 2008 is further extended; the risk that a risk management plan acceptable to the FDA could materially adversely affect the commercial prospects for ENTEREG, if regulatory approval is achieved; the risk that Adolor may not be able to adequately address the deficiencies in the November 2006 FDA approvable letter; the risk that Adolor may not obtain FDA approval for ENTEREG in POI, whether due to Adolor’s inability to provide additional data satisfactory to the FDA to obtain approval for the NDA, the adequacy of the safety and efficacy data from all of the ENTEREG studies, changing regulatory requirements, the risk that the FDA may not agree with Adolor’s and GSK’s analyses of the ENTEREG studies (including Study 014) and may evaluate the results of these studies by different methods or conclude that the results from the studies, whether or not statistically significant, do not support safety, efficacy, a favorable risk/benefit profile, or there were human errors in the conduct of the studies, or otherwise; adverse safety findings in any ENTEREG studies; the risk that the alvimopan Investigational New Drug Applications (INDs) remain on clinical hold indefinitely; the risk that filing targets for regulatory submissions or user fee goal dates are not met; the risk that the results of other clinical trials of Adolor’s drug product candidates, including our Delta product candidates are not positive; the risk of product liability claims; reliance on third party manufacturers; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GSK, in connection with the development and commercialization of ENTEREG; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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